Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48328) pertaining to the Georgia-Pacific Corporation Salaried 401(k) Plan of Georgia-Pacific Corporation of our report dated June 17, 2004, with respect to the financial statements of the Georgia-Pacific Corporation Salaried 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia June 17, 2004